Exhibit 99.1

InnerWorkings Announces Fourth Quarter and Full Year 2019 Results
Record $159 million in new business awarded in 2019
Multi-year transformation on track

CHICAGO, IL - March 16, 2020 - InnerWorkings, Inc. (NASDAQ: INWK), the leading global marketing execution firm, today announced financial results for the three and twelve months ended December 31, 2019. For all non-GAAP references below, please refer to the non-GAAP reconciliation tables at the end of this release for more information.

“The tremendous progress we made in 2019 is a demonstration of our ability to successfully execute our plans to significantly improve the business,” said Chief Executive Officer Rich Stoddart. “We drove profitable growth, reduced our costs, and improved our operating discipline. I'm proud of this team for doing the hard work to build the right foundation to drive returns for our shareholders.”

Financial and Business Highlights

•
Gross revenue was $319.1 million in the fourth quarter of 2019, an increase of 9% compared to $294.0 million in the fourth quarter of 2018. Fourth quarter 2019 gross revenue included $15 million of incremental revenue on bill and hold arrangements, as discussed below. Gross revenue of $1,157.8 million for the full year 2019 increased 3% over 2018, or 5% excluding currency impact.

•
Gross profit was $62.1 million, or 19.5% of gross revenue in the fourth quarter of 2019, compared to $59.1 million, or 20.1% of gross revenue, in the same period of last year. Gross profit for the full year 2019 was $262.0 million, or 22.6% of gross revenue, compared to $253.8 million, or 22.6% of gross revenue, for the full year 2018. Fourth quarter and full year 2019 gross profit includes $3.1 million of incremental gross profit on bill and hold arrangements, as discussed below. Also see below for discussion of warehousing and other service costs and the impact on fourth quarter gross profit.

•
Net loss for the fourth quarter of 2019 was $(6.5) million, or $(0.12) per diluted share, an improvement compared to net loss of $(29.4) million, or $(0.57) per diluted share in the fourth quarter of 2018. Net loss for the full year 2019 was $(10.1) million, or $(0.19) per share, an improvement compared to net loss of $(76.7) million or $(1.47) per diluted share for the full year 2018. The Company's net loss in the fourth quarter contained higher than expected foreign exchange losses, restructuring charges, and income tax expense, including the impact of valuation allowances recorded on state tax loss carryforwards.

•
Adjusted diluted earnings (loss) per share for the fourth quarter of 2019 was $(0.01), compared to $(0.14) in the fourth quarter of 2018. Full-year adjusted diluted earnings (loss) per share was $0.14, compared to $(0.11) in the full-year 2018. The impacts of foreign exchange losses and income taxes discussed above are not adjusted out of adjusted diluted earnings (loss) per share and are more pronounced as the Company is operating near break even on an adjusted basis.

•
Adjusted EBITDA was $15.5 million in the fourth quarter of 2019, compared to $(0.2) million in the fourth quarter of 2018. Fourth quarter 2019 adjusted EBITDA includes $2.8 million of incremental adjusted EBITDA on bill and hold arrangements, as discussed below. Full year adjusted EBITDA was $49.0 million, an increase of 80% compared to the full year 2018.

•	Additional work from new and existing clients awarded in 2019 amounts to approximately $159 million of annual revenue at full run-rate, a new annual record.
“As a result of the material weaknesses previously disclosed, insufficient evidence existed to support the recognition of revenue in arrangements containing bill and hold provisions. Therefore, we deferred the related revenue until product shipped from our warehouse. In connection with the remediation of those material weaknesses, we are now able to support earlier revenue recognition for bill and hold arrangements. Disregarding this benefit, adjusted EBITDA increased 70% in 2019 and our plan reflects at least 15% growth in 2020, excluding the impact from COVID-19,” said Don Pearson, Chief Financial Officer.

Outlook
The Company's 2020 outlook excludes the impact from COVID-19, as it is a rapidly evolving situation that is difficult to predict at this time. Gross revenue is expected to be in a range of $1.150 to $1.175 billion for 2020, which reflects approximately $100 million of new revenue from the ramp up of recently signed contracts, partially offset by a reduction in revenue from work being exited as well as revenue headwinds mainly outside North America. Adjusted EBITDA is expected to be in the range of $54 to

$58 million, mainly driven by the success of the Company's cost initiatives and high-quality revenue growth. Excluding the 2019 benefit from earlier revenue recognition of bill and hold arrangements, 2020 gross revenue is expected to grow 1% to 3% and 2020 adjusted EBITDA is expected to increase approximately $8 to $12 million compared to 2019.

Rich Stoddart concluded, “As we look forward, we remain committed to driving higher quality revenue to deliver an improved profitability profile. This will include better discipline regarding new clients and client renewals. It will also include an evaluation of our international operations and their ability to reach the profitability level we have achieved in North America. With a more disciplined cost culture, a focus on more profitable revenue, and a continued opportunity to welcome new enterprise clients to our solution, we believe we can significantly enhance our profitability profile over the next few years.”

Warehousing and Other Service Costs
During 2019, InnerWorkings acquired Madden Communications, which brought with it a highly developed logistics capability that has allowed the Company to make warehousing a core service offering. As such, costs relating to warehousing and certain other services dedicated to specific clients are now classified as cost of goods sold, whereas similar costs incurred historically were included in selling, general and administrative (SG&A) expenses. As disclosed in Note 20, Quarterly Selected Financial Information (Unaudited), of the Notes to the Consolidated Financial Statements within the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC, in the fourth quarter of 2019, the Company reclassified $13.8 million of these costs, of which $9.4 million was recorded in SG&A in the first three quarters. Similar costs in prior years were not material.

Conference Call
Rich Stoddart, Chief Executive Officer, and Don Pearson, Chief Financial Officer, will host a conference call to discuss the results today at 4:00 p.m. Central time (5:00 p.m. Eastern time).

The phone number to access the conference call is (877) 771-7024. A live audio webcast of the call will be available through InnerWorkings' website at http://investor.inwk.com/events. A replay of the webcast will be available later today at the same location.

Non-GAAP Financial Measures

This press release includes the following financial measures defined as “non-GAAP financial measures” by the SEC: adjusted EBITDA and adjusted diluted earnings per share. The Company believes these measures provide useful information to investors because they provide further insights into the Company’s financial performance. These measures are also used by management in its financial and operational decision-making and evaluation of overall performance. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles. For a reconciliation of these non-GAAP financial measures to the nearest comparable GAAP measures, please see the reconciliation of adjusted EBITDA and adjusted diluted earnings per share included in this release.

The Company has not quantitatively reconciled its guidance for adjusted EBITDA to its most comparable GAAP measure, net income, because certain of the reconciling items that impact this measure, including restructuring charges and stock-based compensation expense affecting the period, have not occurred, are outside the Company’s control, or cannot be reasonably predicted. Accordingly, a reconciliation to the nearest GAAP financial measure is not available without unreasonable effort. Please note that the unavailable reconciling items could significantly impact the Company’s results.

Forward-Looking Statements

This release contains statements relating to future results. These statements are forward-looking statements under the federal securities laws. We can give no assurance that any future results discussed in these statements will be achieved. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. These statements are subject to a variety of risks and uncertainties that could cause our actual results to differ materially from the statements contained in this release. For a discussion of important factors that could affect our actual results, please refer to our SEC filings, including the “Risk Factors” section of our most recently filed Form 10-K.

Revision of Prior Period Financial Statements

In connection with the preparation of the consolidated financial statements, the Company identified errors within our North America and EMEA segments in the quarterly and annual periods of 2019, 2018 and 2017. The Company considered the errors identified and determined the impact was immaterial to the previously issued consolidated financial statements, however, correcting the cumulative error in the current period would be significant. As such, the Company has revised the previously reported financial information included herein. Refer to Note 2, Summary of Significant Accounting Policies, and Note 21, Revision of Prior Period Financial Statements, of the Notes to the Consolidated Financial Statements within the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC for further information.

About InnerWorkings

InnerWorkings, Inc. (NASDAQ: INWK) is the leading global marketing execution firm serving Fortune 1000 brands across a wide range of industries. As a comprehensive outsourced enterprise solution, the Company leverages proprietary technology, an extensive supplier network and deep domain expertise to streamline the production of branded materials and retail experiences across geographies and formats. InnerWorkings is headquartered in Chicago, IL and employs approximately 2,100 individuals to support global clients in the execution of multi-faceted brand campaigns in every major market around the world. InnerWorkings serves many industries, including: retail, financial services, hospitality, consumer packaged goods, nonprofit, healthcare, food & beverage, broadcasting & cable, automotive, and transportation. For more information visit: www.inwk.com.
CONTACT:
InnerWorkings, Inc.
Bridget Freas
312.589.5613
bfreas@inwk.com

Consolidated Statements of Operations
(In thousands, except per share data)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018

Revenue	$319,074	$293,977	$1,157,834	$1,121,106
Cost of goods sold	256,968	234,911	895,825	867,293
Gross profit	62,106	59,066	262,009	253,813
Operating expenses:
Selling, general and administrative expenses	49,735	62,124	222,721	238,537
Depreciation and amortization	3,389	2,550	12,328	12,988
Goodwill impairment	—	18,432	—	46,319
Intangible and other asset impairments	—	1,303	—	18,121
Restructuring charges	5,394	2,889	15,918	6,031
Income (loss) from operations	3,588	(28,232)	11,042	(68,183)
Other income (expense):
Interest income	127	83	366	218
Interest expense	(4,489)	(2,895)	(14,097)	(7,749)
Other, net	(1,790)	118	(3,686)	(1,616)
Total other expense	(6,152)	(2,694)	(17,417)	(9,147)
Loss before income taxes	(2,564)	(30,926)	(6,375)	(77,330)
Provision (benefit) for income tax	3,897	(1,536)	3,700	(647)
Net loss	$(6,461)	$(29,390)	$(10,075)	$(76,683)

Basic loss per share	$(0.12)	$(0.57)	$(0.19)	$(1.47)
Diluted loss per share	$(0.12)	$(0.57)	$(0.19)	$(1.47)

Weighted-average shares outstanding - basic	53,467	51,773	53,293	52,230
Weighted-average shares outstanding - diluted	53,467	51,773	53,293	52,230

Consolidated Balance Sheets
(In thousands)

	December 31, 2019	December 31, 2018
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$42,711	$26,770
Accounts receivable, net of allowance for doubtful accounts of $3,830 and $4,880, respectively	202,406	193,186
Unbilled revenue	48,396	46,252
Other receivables	28,194	23,727
Inventories	34,977	55,715
Prepaid expenses	10,680	16,256
Other current assets	7,301	10,733
Total current assets	374,665	372,639
Property and equipment, net	37,224	82,933
Intangibles and other assets:
Goodwill	152,210	152,158
Intangible assets, net	7,714	9,828
Right of use assets, net	51,159	—
Deferred income taxes	2,182	1,195
Other non-current assets	4,129	2,976
Total intangibles and other assets	217,394	166,157
Total assets	$629,283	$621,729
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	142,136	158,028
Accrued expenses	50,975	35,698
Deferred revenue	9,568	17,614
Revolving credit facility - current	593	142,736
Term loan - current	7,500	—
Other current liabilities	35,665	28,190
Total current liabilities	246,437	382,266
Lease liabilities	46,075	—
Revolving credit facility - non-current	60,086	—
Term loan - non-current	89,242	—
Deferred income taxes	8,053	7,605
Other long-term liabilities	1,138	50,903
Total liabilities	451,031	440,774
Commitments and contingencies
Stockholders' equity:
Common stock	6	6
Additional paid-in capital	245,311	239,960
Treasury stock at cost	(81,471)	(81,471)
Accumulated other comprehensive loss	(22,449)	(24,311)
Retained earnings	36,855	46,771
Total stockholders' equity	178,252	180,955
Total liabilities and stockholders' equity	$629,283	$621,729

Consolidated Statement of Cash Flows
(In thousands)
(Unaudited)

	Year Ended December 31,
	2019	2018
Cash flows from operating activities:
Net loss	$(10,075)	$(76,683)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	12,328	12,988
Stock-based compensation expense	6,281	5,302
Deferred income taxes	(879)	(4,604)
Goodwill impairment	—	46,319
Intangible and other asset impairments	—	18,121
Bad debt provision	1,068	3,601
Contract implementation cost amortization	300	433
Change in fair value of warrant	2,233	—
Change in fair value of embedded derivative	(176)	—
Unrealized foreign exchange loss	834	—
Other operating activities, net	1,150	255
Changes in assets and liabilities:
Accounts receivable and unbilled revenue	(12,254)	4,470
Inventories	20,980	(16,039)
Prepaid expenses and other assets	(6,529)	2,120
Accounts payable	(15,634)	21,585
Accrued expenses and other liabilities	22,843	5,190
Net cash provided by operating activities	22,470	23,058
Cash flows from investing activities:
Purchases of property and equipment	(13,378)	(11,263)
Payments for acquisitions, net of cash acquired	(721)	—
Proceeds from sale of property and equipment	—	122
Net cash used in investing activities	(14,099)	(11,141)
Cash flows from financing activities:
Net borrowings (repayments) from prior revolving credit facility	(142,583)	14,539
Net borrowings from new revolving credit facility	60,563	—
Net short-term secured repayments	(833)	(1,525)
Proceeds from term loan	100,000	—
Payments on term loan	(2,500)	—
Repurchases of common stock	—	(25,689)
Payment of debt issuance costs	(5,488)	(545)
Proceeds from exercise of stock options	63	545
Other financing activities, net	(245)	(1,061)
Net cash provided by (used in) financing activities	8,977	(13,736)
Effect of exchange rate changes on cash and cash equivalents	(1,407)	(1,973)
Increase (decrease) in cash and cash equivalents	15,941	(3,792)
Cash and cash equivalents, beginning of period	26,770	30,562
Cash and cash equivalents, end of period	$42,711	$26,770

Reconciliation of Adjusted EBITDA and Adjusted Diluted (Loss) Earnings Per Share
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018

Net loss	$(6,461)	$(29,390)	$(10,075)	$(76,683)
Provision (benefit) for income tax	3,897	(1,536)	3,700	(647)
Interest income	(127)	(83)	(366)	(218)
Interest expense	4,489	2,895	14,097	7,749
Depreciation and amortization	3,389	2,550	12,328	12,988
Stock-based compensation - equity classified awards	1,608	1,678	5,533	5,302
Stock-based compensation - SARs market-to-market	454	—	748	—
Restructuring charges	5,394	2,889	15,918	6,031
Executive search fees	—	—	80	235
Professional fees related to control remediation	212	535	1,130	2,430
Sales and use tax audit	—	12	25	113
Other professional fees	898	345	2,241	507
Goodwill impairment	—	18,432	—	46,319
Intangible and long-lived asset impairment	—	1,303	—	18,121
Senior leadership transition and other employee-related costs	—	257	—	1,410
Obsolete retail inventory	—	—	—	950
Professional fees related to ASC 606 implementation	—	—	—	1,092
Other, net	1,790	(118)	3,686	1,616
Adjusted EBITDA	$15,543	$(231)	$49,045	$27,315

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018

Net loss	$(6,461)	$(29,390)	$(10,075)	$(76,683)
Restructuring charges	5,394	2,889	15,918	6,031
Executive search fees	—	—	80	235
Professional fees related to control remediation	213	535	1,130	2,430
Sales and use tax audit	—	12	25	113
Other professional fees	898	345	2,241	507
Fair value of warrants and derivatives	1,204	—	2,057	—
Foreign exchange loss	—	—	773	—
Goodwill impairment	—	18,432	—	46,319
Intangible and other asset impairments	—	1,303	—	18,121
Senior leadership transition and other employee-related costs	—	257	—	1,410
Obsolete retail inventory	—	—	—	950
Professional fees related to ASC 606 implementation	—	—	—	1,092
Income tax effects of adjustments	(1,627)	(1,542)	(4,852)	(6,280)
Adjusted net (loss) income	$(379)	$(7,159)	$7,297	$(5,755)

GAAP Weighted-average shares outstanding – diluted	53,467	51,773	53,293	52,230
Effect of dilutive securities:
Employee stock options and restricted common shares	—	—	486	—
Adjusted weighted-average shares outstanding – diluted	53,467	51,773	53,779	52,230
Adjusted diluted (loss) earnings per share	$(0.01)	$(0.14)	$0.14	$(0.11)